Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH BY

THE MIDDLETON DOLL COMPANY

Of Up To 246,154 Shares of Adjustable Rate Cumulative Preferred Stock, Series A
At A Purchase Price Of $16.25 Per Share

THE OFFER, THE PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW WILL EXPIRE AT 5:00
P.M. (EASTERN TIME) ON TUESDAY, DECEMBER 19, 2006 UNLESS THE OFFER IS EXTENDED.

November 20, 2006

To Our Clients:

        The Middleton Doll Company (the “Company”) is offering to purchase up to 246,154 outstanding shares of its Adjustable Rate Cumulative Preferred Stock, par value $0.01 per share (the “Shares”), at a price of $16.25 per Share in cash, without interest. Middleton Doll’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 20, 2006 (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”), each of which are attached hereto. The Offer to Purchase and the Letter of Transmittal, as each may be amended and supplemented from time to time, together constitute the “Offer.” Pursuant to the Offer, shareholders who tender their shares and receive payment for the shares transfer to the Company all right, title and interest in and to all the tendered Shares and all dividends (including the dividend payable on January 1, 2007), distributions (including, without limitation, distributions of additional Shares) and rights declared, paid or distributed in respect of the tendered Shares on or after December 19, 2006.

        The Company will purchase up to 246,154 Shares, or such lesser number of Shares as are validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), upon the terms and subject to the conditions of the Offer, including the proration and odd lots provisions. All Shares acquired in the Offer will be acquired at the same purchase price. The Company reserves the right, in its sole discretion, to purchase more than 246,154 Shares pursuant to the Offer. See Sections 1 and 15 of the Offer to Purchase.

        If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 246,154 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered.

        As described in Section 1 of the Offer to Purchase, if more than 246,154 Shares are validly tendered and not withdrawn on or prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

(a) first, all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date by or on behalf of any shareholder who owned beneficially as of the close of business on November 16, 2006, and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares (“Odd Lot Holder”) who:

(1) validly tenders all Shares owned beneficially or of record by the Odd Lot Holder; and

(2) completes the box captioned “Odd Lots” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (as defined in the Offer to Purchase); and

(b) second, all Shares tendered properly and not withdrawn on or prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares).

        All Shares tendered but not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company’s expense as promptly as practicable following the Expiration Date.

        This material is being sent to you as the beneficial owner of Shares held by us for your account but not registered in your name. We are (or our nominee is) the holder of record of Shares held by us for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares held by us for your account.

        Accordingly, please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        We call your attention to the following:

1. You may tender all or a portion of your Shares at a price of $16.25 per Share as indicated in the attached Instruction Form, net to you in cash, without interest. All Shares acquired in the Offer will be acquired at the same purchase price. Pursuant to the Offer, shareholders who tender their shares and receive payment for the shares transfer to the Company all right, title and interest in and to all the tendered Shares and all dividends (including the dividend payable on January 1, 2007), distributions (including, without limitation, distributions of additional Shares) and rights declared, paid or distributed in respect of the tendered Shares on or after December 19, 2006.

2. This Offer is not conditioned on any minimum number of Shares being tendered pursuant to the Offer. The Offer is, however, subject to certain other conditions as set forth in the Offer to Purchase.

3. You should consult with your broker regarding the possibility of designating the priority in which your Shares will be purchased in the event of proration.

4. The Offer, proration period and withdrawal rights will expire at 5:00 P.M., Eastern time, on Tuesday, December 19, 2006, unless the Company extends the Offer.

5. Tendering shareholders who are registered holders will not be obligated to pay brokerage fees or commissions to the Depositary, Information Agent or the Company or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the Company’s purchase of Shares pursuant to the Offer.

6. If you are an Odd Lot Holder and you instruct us to tender on your behalf all such Shares prior to the Expiration Date and complete the box captioned “Odd Lots” in the attached Instruction Form, the Company, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares validly tendered.

        If you wish to have us tender any or all of your Shares, please instruct us by completing, executing and returning to us the Instruction Form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form contained in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. The Offer, proration period and withdrawal rights expire at 5:00 P.M., Eastern time, on Tuesday, December 19, 2006, unless the Company extends the Offer. Shareholders whose certificates evidencing Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other documents required by the Letter of Transmittal to the Depositary prior to the Expiration Date or who cannot complete the procedure for delivery by book-entry transfer to the Depositary’s account at the Book-Entry Transfer Facility (as described in Section 4 of the Offer to Purchase) on a timely basis and who wish to tender their Shares must do so pursuant to the guaranteed delivery procedure described in Section 4 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in any such state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES OF THE MIDDLETON DOLL COMPANY

        The undersigned acknowledges receipt of your letter and the enclosed Offer to Purchase dated November 20, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (which, as each may be amended from time to time, together constitute the “Offer”), in connection with the offer by The Middleton Doll Company to purchase up to 246,154 outstanding shares of Adjustable Rate Cumulative Preferred Stock, par value $0.01 per share (the “Shares”), of the Company, at a price of $16.25 per Share in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.

        This will instruct you to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered: _______________________ Shares*

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

ODD LOTS
(See Instruction 7 of the Letter of Transmittal)

Tobe completed only if the Shares are being tendered by or on behalf of a person owning beneficially or of record, as of the close of business on November 16, 2006 and who continues to own beneficially or of record as of the Expiration Date (as defined in the Offer to Purchase), an aggregate of fewer than 100 Shares.

|_|	By checking this box, the undersigned represents that the undersigned is the beneficial or record owner of, as of the close of business on November 16, 2006, and continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares, all of which are being tendered.

The method of delivery of this document is at the option and risk of the tendering shareholder. If delivery is by mail, we recommend registered mail with return receipt requested. In all cases, allow sufficient time to assure delivery.

        The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to shareholders whether to tender or refrain from tendering their Shares. Each shareholder must make the decision whether to tender Shares and, if so, how many Shares to tender.

SIGN HERE

Signature(s) _______________________________	Account Number:________________________________
Dated:___________________, 2006

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